Exhibit 5.2

21 October 2010	Our Ref: AJR/MW/M4237-H04725
MCE FINANCE LIMITED
Dear Sirs
MCE FINANCE LIMITED (THE “ISSUER”)
MELCO CROWN ENTERTAINMENT LIMITED
MPEL INTERNATIONAL LIMITED
MPEL INVESTMENTS LIMITED
MPEL NOMINEE ONE LIMITED
(COLLECTIVELY, THE “COMPANIES” AND EACH A “COMPANY”)
We have acted as Cayman Islands legal advisers to the Companies in connection with the filing by the Issuer of the registration statement on Form F-4 as amended by Amendment No. 1 (the “Registration Statement”), filed with the Securities and Exchange Commission under the United States Securities Act of 1933 (the “Act”) on 21 October 2010 relating to the offer (the “Offering”) to exchange all of the outstanding unregistered US$600,000,000 10.25% Senior Notes due 2018 for US$600,000,000 10.25% that have been registered under the Act (the “Notes”). We are furnishing this opinion as Exhibit 23.3 to the Registration Statement.
For the purposes of giving this opinion, we have examined and relied upon the originals, copies or translations of the documents listed in Schedule 1.
In giving this opinion we have relied upon the assumptions set out in Schedule 2, which we have not independently verified.
We are Cayman Islands Attorneys at Law and express no opinion as to any laws other than the laws of the Cayman Islands in force and as interpreted at the date of this opinion. We have not, for the purposes of this opinion, made any investigation of the laws, rules or regulations of any other jurisdiction. Except as explicitly stated herein, we express no opinion in relation to any representation or warranty contained in the Documents nor upon the commercial terms of the transactions contemplated by the Documents.
Based upon the foregoing examinations and assumptions and having regard to legal considerations which we consider relevant, and subject to the qualifications set out in Schedule 3, and under the laws of the Cayman Islands, we give the following opinions in relation to the matters set out below.

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1.	Each Company is an exempted company duly incorporated, validly existing under the laws of the Cayman Islands and is in good standing with the Registrar of Companies in the Cayman Islands.

2.	Each Company has full corporate power and authority to execute and deliver the Documents to which it is a party and to perform its obligations thereunder.

3.	The Guarantee to which the relevant Company is a party has been duly authorised and executed and, when delivered by the relevant Company, will constitute the legal, valid and binding obligations of that Company enforceable in accordance with its terms.

4.	The Notes, when duly executed, authenticated and delivered, will constitute the legal, valid and binding obligations of the Issuer enforceable in accordance with its terms.

5.	The execution, delivery and performance of the Documents to which the relevant Company is a party, the consummation of the transactions contemplated thereby and the compliance by such Company with the terms and provisions thereof do not:
(a)	contravene any law, public rule or regulation of the Cayman Islands applicable to that Company which is currently in force; or

(b)	contravene its Memorandum and Articles of Association.
6.	Neither:
(a)	the execution, delivery or performance of any of the Documents to which the relevant Company is a party; nor

(b)	the consummation or performance of any of the transactions contemplated thereby by it, requires the consent or approval of, the giving of notice to, or the filing or registration with, or the taking of any other action in respect of any Cayman Islands governmental or judicial authority or agency which if not obtained or made, would affect the validity, enforceability or subject to qualification 2 in Schedule 3, admissibility in evidence of the Documents.
We hereby consent to the use of this opinion in, and the filing hereof, as an exhibit to the Registration Statement and to the reference to our firm under the headings “Legal Matters” and “Enforcement of Civil Liabilities” in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.
This opinion is limited to the matters referred to herein and shall not be construed as extending to any other matter or document not referred to herein. This opinion is given solely for your benefit and the benefit of your legal advisers acting in that capacity in relation to this transaction and may not be relied upon by any other person other than The Depository Trust Company, its participants and Cede & Co. without our prior written consent.

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This opinion shall be construed in accordance with the laws of the Cayman Islands.
Yours faithfully
/s/ Walkers
WALKERS

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SCHEDULE 1
LIST OF DOCUMENTS EXAMINED
1.	(a)	In relation to the Issuer, the Certificate of Incorporation dated 7 June 2006, the Certificate of Incorporation on Change of Name dated 20 October 2006, the Certificate of Incorporation on Change of Name dated 23 May 2008, the Certificate of Incorporation on Change of Name dated 12 April 2010, its Amended and Restated Memorandum and Articles of Association as adopted on 15 May 2008, its Register of Members, Register of Directors, Register of Charges, copies of which have been provided to us by its Registered Office;

	(b)	In relation to Melco Crown Entertainment Limited, the Certificate of Incorporation dated 17 December 2004, the Certificate of Incorporation on Change of Name dated 9 August 2006, the Certificate of Incorporation on Change of Name dated 2 June 2008, its Amended and Restated Memorandum and Articles of Association as adopted on 19 May 2009, its Register of Members, Register of Directors, Register of Charges, copies of which have been provided to us by its Registered Office;

	(c)	In relation to MPEL International Limited, the Certificate of Incorporation dated 6 January 2005, the Certificate of Incorporation on Change of Name dated 29 May 2008, its Amended and Restated Memorandum and Articles of Association as adopted on 15 May 2008, its Register of Members, Register of Directors, Register of Charges, copies of which have been provided to us by its Registered Office;

	(d)	In relation to MPEL Investments Limited, the Certificate of Incorporation dated 7 June 2006, the Certificate of Incorporation on Change of Name dated 20 October 2006, the Certificate of Incorporation on Change of Name dated 29 May 2008, its Amended and Restated Memorandum and Articles of Association as adopted on 15 May 2008, its Register of Members, Register of Directors, Register of Charges, copies of which have been provided to us by its Registered Office; and

	(e)	In relation to MPEL Nominee One Limited, the Certificate of Incorporation dated 18 May 2007, the Certificate of Incorporation on Change of Name dated 23 May 2008, its Amended and Restated Memorandum and Articles of Association as adopted on 15 May 2008, its Register of Members, Register of Directors, Register of Charges, copies of which have been provided to us by its Registered Office,
(together, the “Company Records”).

2.	In respect of each Company, a copy of a Certificate of Good Standing dated 10 August 2010 issued by the Registrar of Companies in the Cayman Islands (the “Certificates of Good Standing”).

3.	In respect of each Company, a copy of executed written resolutions of the board of directors dated 30 April 2010 (collectively, the “Resolutions”).

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4.	Copies of the following:
(a)	the Indenture dated 17 May 2010 between the Issuer and The Bank of New York Mellon as trustee (the “Trustee”);

(b)	the Note Guarantee dated 17 May 2010 made by, amongst others, the Issuer and the companies referred to therein as guarantors in favour of the Trustee;

(c)	the Registration Rights Agreement dated 17 May 2010 between (1) the Issuer; (2) the companies referred to therein as guarantors and (3) the entities listed therein as the initial purchasers; and

(d)	the Registration Statement dated 21 October 2010 executed by the Issuer; and

(e)	the global notes representing the Notes.
The documents listed in paragraphs 4(a) to 4(e) above inclusive are collectively referred to in this opinion as the “Documents”.

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SCHEDULE 2
ASSUMPTIONS
1.	There are no provisions of the laws of any jurisdiction outside the Cayman Islands which would be contravened by the execution or delivery of the Documents nor the offering of the Notes and, insofar as any obligation expressed to be incurred under the Documents is to be performed in or is otherwise subject to the laws of any jurisdiction outside the Cayman Islands, its performance will not be illegal by virtue of the laws of that jurisdiction.

2.	The Documents are within the capacity, power, and legal right of, and have been or will be duly authorised, executed and delivered by, each of the parties thereto (other than the Companies).

3.	The Documents constitute or, when executed and delivered, will constitute the legal, valid and binding obligations of each of the parties thereto enforceable in accordance with their terms as a matter of the laws of all relevant jurisdictions (other than the Cayman Islands).

4.	The choice of the laws of the jurisdiction selected to govern each of the Documents has been made in good faith and will be regarded as a valid and binding selection which will be upheld in the courts of that jurisdiction and all relevant jurisdictions (other than the Cayman Islands).

5.	All authorisations, approvals, consents, licences and exemptions required by, and all filings and other steps required of each of the parties to the Documents outside the Cayman Islands to ensure the legality, validity and enforceability of the Documents have been or will be duly obtained, made or fulfilled and are and will remain in full force and effect and any conditions to which they are subject have been satisfied.

6.	In relation to each Company, its Board of Directors considers the execution of the Documents and the transactions contemplated thereby to be in the best interests of that Company.

7.	No disposition of property effected by the Documents is made for an improper purpose or wilfully to defeat an obligation owed to a creditor and at an undervalue.

8.	Each of the Companies was on the date of execution of the Documents to which it is a party able to pay its debts as they became due from its own moneys, and any disposition or settlement of property effected by any of the Documents is made in good faith and for valuable consideration and at the time of each disposition of property by any of the Companies pursuant to the Documents such Company will be able to pay its debts as they become due from its own moneys.

9.	The originals of all documents examined in connection with this opinion are authentic. The signatures, initials and seals on the Documents are genuine and are those of a person or persons given power to execute the Documents under the Resolutions. All documents purporting to be sealed have been so sealed. All copies are complete and conform to their originals. The Documents conform in every material respect to the latest drafts of the same produced to us and, where provided in successive drafts, have been marked up to indicate all changes to

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such Documents. Any Document executed as a deed was executed as a single physical document (whether in counterpart or not) in full and final form.

10.	The Memorandum and Articles of Association of each of the Companies reviewed by us are the Memorandum and Articles of Association of that Company in force at the date hereof.

11.	The Company Records are complete and accurate and constitute a complete and accurate record of the business transacted and resolutions adopted by the relevant Company and all matters required by law and the Memorandum and Articles of Association of that Company to be recorded therein are so recorded.

12.	There are no records of any of the Companies (other than the Company Records), agreements, documents or arrangements other than the documents expressly referred to herein as having been examined by us which materially affect, amend or vary the transactions envisaged in the Documents or restrict the powers and authority of the Directors of any Company in any way or which would affect any opinion given herein.

13.	The Resolutions have been duly executed (and where by a corporate entity such execution has been duly authorised if so required) by or on behalf of each Director of the relevant Company and the signatures and initials thereon are those of a person or persons in whose name the Resolutions have been expressed to be signed.

14.	The Resolutions remain in full force and effect and have not been revoked or varied.

15.	No resolution voluntarily to wind up any of the Companies has been adopted by the members of any Company and no event of a type which is specified in any Company’s articles of association as giving rise to the winding up of that Company (if any) has in fact occurred.

16.	Where any of the documents provided to us are unexecuted, incomplete and/or undated, they will be duly executed, completed and/or dated (as the case may be) and delivered by all the parties thereto in materially the same form as that provided to us and they will not be altered in any material way which affects this opinion.

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SCHEDULE 3
QUALIFICATIONS
1.	The term “enforceable” and its cognates as used in this opinion means that the obligations assumed by each Company under the Documents are of a type which the courts of the Cayman Islands (the “Courts” and each a “Court”) enforce. This does not mean that those obligations will necessarily be enforced in all circumstances in accordance with their terms. In particular:
(a)	enforcement of obligations and the priority of obligations may be limited by bankruptcy, insolvency, liquidation, reorganisation, merger, consolidation, readjustment of debts or moratorium and other laws of general application relating to or affecting the rights of creditors or by prescription or lapse of time;

(b)	enforcement may be limited by general principles of equity and, in particular, the availability of certain equitable remedies such as injunction or specific performance of an obligation may be limited where a Court considers damages to be an adequate remedy;

(c)	claims may become barred under statutes of limitation or may be or become subject to defences of set-off, counterclaim, estoppel and similar defences;

(d)	where obligations are to be performed in a jurisdiction outside the Cayman Islands, they may not be enforceable in the Cayman Islands to the extent that performance would be illegal under the laws of, or contrary to the public policy of, that jurisdiction;

(e)	a judgment of a Court may be required to be made in Cayman Islands dollars;

(f)	to the extent that any provision of the Documents is adjudicated to be penal in nature, it will not be enforceable in the Courts; in particular, the enforceability of any provision of the Documents which imposes additional obligations in the event of any breach or default, or of payment or prepayment being made other than on an agreed date, may be limited to the extent that it is subsequently adjudicated to be penal in nature and not an attempt to make a reasonable pre-estimate of loss;

(g)	to the extent that the performance of any obligation arising under the Documents would be fraudulent or contrary to public policy, it will not be enforceable in the Courts;

(h)	in the case of an insolvent liquidation of any of the Companies, its liabilities are required to be translated into the functional currency of that Company (being the currency of the primary economic environment in which it operated as at the commencement of the liquidation) at the exchange rates prevailing on the date of commencement of the voluntary liquidation or the day on which the winding up order is made (as the case may be);

(i)	a Court will not necessarily award costs in litigation in accordance with contractual provisions in this regard;

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(j)	the effectiveness of terms in the Documents excusing any party from a liability or duty otherwise owed or indemnifying that party from the consequences of incurring such liability or breaching such duty shall be construed in accordance with, and shall be limited by, applicable law, including generally applicable rules and principles of common law and equity.
2.	Cayman Islands stamp duty will be payable if the Documents are executed in or brought to the Cayman Islands, or produced before a Court. Such duty will not exceed CI$500.00 on each Document provided that any Document which is a note evidencing indebtedness and each Note will be subject to duty at the rate of CI$0.25 per CI$100.00 or part thereof of the face value of each Note (subject to a maximum of CI$250.00) unless the Notes are issued as part of a series and duty of CI$500.00 in respect of the instrument creating the Notes may be paid and thereafter no further stamp duty in respect of such notes is payable.

3.	A certificate, determination, calculation or designation of any party to the Documents as to any matter provided therein might be held by a Court not to be conclusive, final and binding, notwithstanding any provision to that effect therein contained, for example if it could be shown to have an unreasonable, arbitrary or improper basis or in the event of manifest error.

4.	If any provision of the Documents is held to be illegal, invalid or unenforceable, severance of such provision from the remaining provisions will be subject to the discretion of the Courts notwithstanding any express provisions in this regard.

5.	Every conveyance or transfer of property, or charge thereon, and every payment obligation and judicial proceeding, made, incurred, taken or suffered by a company at a time when that company was unable to pay its debts within the meaning of section 93 of the Companies Law, and made or granted in favour of a creditor with a view to giving that creditor a preference over the other creditors of the company, would be invalid pursuant to section 145(1) of the Companies Law, if made, incurred, taken or suffered within the six months preceding the commencement of a liquidation of a Company. Such actions will be deemed to have been made with a view to giving such creditor a preference if it is a “related party” of the company. A creditor shall be treated as a related party if it has the ability to control the company or exercise significant influence over the company in making financial and operating decisions.

6.	Any disposition of property made at an undervalue by or on behalf of a company and with an intent to defraud its creditors (which means an intention to wilfully defeat an obligation owed to a creditor), shall be voidable:
(a)	under section 146 of the Companies Law at the instance of the company’s official liquidator; and

(b)	under the Fraudulent Dispositions Law, at the instance of a creditor thereby prejudiced, provided that in either case, no such action may be commenced more than six years after the date of the relevant disposition.

7.	If any business of a company has been carried on with intent to defraud creditors of the company or creditors of any other person or for any fraudulent purpose, the Court may declare that any persons who were knowingly parties to the carrying

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on of the business of the company in such manner are liable to make such contributions, if any, to the company’s assets as the Court thinks proper.

8.	Notwithstanding any purported date of execution in any of the Documents, the rights and obligations therein contained take effect only on the actual execution and delivery thereof but the Documents may provide that they have retrospective effect as between the parties thereto alone.

9.	The obligations of the Company may be subject to restrictions pursuant to United Nations sanctions and/or measures adopted by the European Union Council for Common Foreign & Security Policy extended to the Cayman Islands by the Order of Her Majesty in Council.

10.	Persons who are not party to any of the Documents (other than persons acting pursuant to powers contained in a deed poll) under Cayman Islands law have no direct rights or obligations under the Documents.

11.	Our opinion as to good standing is based solely upon receipt of the Certificate of Good Standing. The term “good standing” as used herein means that the Company is not currently in breach of its obligations to file the annual return, and pay the annual filing fees, due for the current calendar year, and having regard to any grace periods permitted under the Companies Law.

12.	All powers of attorney granted by any of the Companies in the Documents must be duly executed as deeds or under seal by persons authorised to do so.

13.	All powers of attorney granted by any of the Companies in the Documents which by their terms are expressed to be irrevocable are irrevocable only if given to secure a proprietary interest of the donee of the power or the performance of an obligation owed to the donee. Where a power of attorney granted by any Company is expressed to be irrevocable and is given to secure (a) a proprietary interest of the donee of the power or (b) the performance of an obligation owed to the donee, then, so long as the donee has that interest or the obligation remains undischarged, the power shall not be revoked (i) by the donor without the consent of the donee or (ii) by the death, incapacity or bankruptcy of the donor, or if the donor is a body corporate, by its winding-up or dissolution.

14.	We render no opinion as to the specific enforcement as against any of the Companies of covenants granted by that Company to do or to omit to do any action or other matter which is reserved by applicable law or that Company’s constitutional documents to its shareholders or any other person.